Exhibit 10.18

EXECUTION VERSION

THIS INDEMNITY AGREEMENT (this “Agreement”) is made and entered into effective as of November 1, 2005 (the “Effective Date”), by and among United States Fidelity and Guaranty Company, a Maryland property and casualty insurance company (“Indemnitor”), Pacific Select Property Insurance Company, a California property and casualty insurance company (“Pacific Select Property”), GeoVera Insurance Company, a Maryland property and casualty-insurance company (“GeoVera”), and USF&G Specialty Insurance Company, a Maryland property and casualty insurance company (“USF&G Specialty” and together with Pacific Select Property and GeoVera, the “Indemnitees”).

WHEREAS, pursuant to the three Quota Share Reinsurance and Special Indemnity Agreements, each dated as of’ the Effective Date, by and between the Indemnitor, on the one hand, and each of the Indemnitees, on the other hand (collectively, the “Quota Share Reinsurance Agreements”), each of the Indemnitees shall, among other things, irrevocably assign to Indemnitor all reinsurance recoverables relating to the Reinsured Liabilities (as such term is defined in the applicable Quota Share Reinsurance Agreement) and all rights to collect premium, salvage, subrogation or other recoveries related thereto in accordance with the Assignment of Reinsurance Recoverables Agreement attached as Exhibit A to each of the Quota Share Reinsurance Agreements ((collectively, the “Assignment of Reinsurance Recoverables Agreements”).

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements hereinafter set forth and set forth in the Stock Purchase Agreement (as defined below) and the Quota Share Reinsurance Agreements, the parties hereto, intending to be legally bound, covenant and agree as follows:

Section 1. Indemnification Matters. The Indemnitor agrees from and after the Effective Date to indemnify, defend and hold harmless the Indemnitees and their respective directors, officers, employees, Affiliates (as defined below), successors, permitted assigns, agents and representatives (collectively, the “Indemnified Persons”) from and against any and all liabilities, losses, expenses and fees, including fines and penalties imposed by any Governmental Entity’ (as defined in the Quota Share Reinsurance Agreements), court costs and reasonable attorneys’ fees and expenses incurred by an Indemnified Person (collectively, “Losses”) arising out of, resulting from or relating to (a) any Third Party Reinsurance Contract (as defined below) including without limitation, (i) reinsurance premiums that may be due or become due under the Third Party Reinsurance Contracts, (ii) reinsurance premiums that are requested to be returned and are returned to the reinsurer under the Third Party Reinsurance Contracts, and (iii) salvage, subrogation or other recoveries that are required to be paid over by the Indemnitees to the reinsurer under the Third Party Reinsurance Contracts and (b) any enforcement of this indemnity by an Indemnitee. For purposes of this Agreement: (i) “Affiliate” of any person or entity means another person or entity that, directly or indirectly controls, is controlled by, or is under common control with, such first person or entity, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise; (ii) “Third Party Reinsurance Contracts” means reinsurance contracts issued by Third Party Reinsurers to one or more of the Indemnitees that were in force and effect at any time or from time to time prior to the Closing and that were not in force and effect at the Closing; (iii) “Third Party Reinsurers” means reinsurers unaffiliated with the Indemnitees other than the Indemnitor; and (iv) “Closing” means the closing of the transactions contemplated by the Stock Purchase Agreement, dated as of August 2, 2005 (the “Stock Purchase Agreement”), by and among the Indemnitor and the other parties thereto: Each of the Indemnitees agrees to provide prompt written notice to the Indemnitor upon becoming aware of a claim or demand for reimbursable Losses hereunder. In the event an Indemnified Person shall have a claim for indemnity against the Indemnitor under the terms of this Agreement, the parties shall, except as set forth in Section 16 hereof, follow the procedures set forth in Sections 13.6 through 13.9 of the Stock Purchase Agreement.

Section 2. Administration. The Indemnitor is hereby appointed as the exclusive administrator of the Third Party Reinsurance Contracts on behalf of each of the Indemnitors with full authority to administer, perform, amend, modify, restate, assign or waive any provision of any of the Third Party Reinsurance Contracts in its sole and absolute discretion.

Section 3. Cooperation. The parties hereto shall cooperate in a commercially reasonable manner in order to accomplish the objectives of this Agreement, including making available to each other their respective officers and employees for interviews and meetings with Governmental Entities (as defined below) and furnishing any additional assistance, information and documentation as may be reasonably requested by the other party from time to time. “Governmental Entities” means any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental United States or foreign self-regulatory agency, commission or authority or any arbitral tribunal.

Section 4. Amendment, Modification and Waiver. Neither this Agreement nor any provision hereunder may be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5. Entire Agreement. This Agreement, the Quota Share Reinsurance Agreements and the Assignment of Reinsurance Recoverables Agreements, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and verbal, among the parties with respect to the subject matter hereof.

Section 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to applicable principles of conflicts of laws that would mandate the application of the laws of another jurisdiction.

Section 7. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

Section 8. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 9. Third Party Beneficiaries. Except for the indemnification provisions in Section 1 hereof with respect to Indemnified Persons, nothing in this Agreement, express or implied, is intended to or shall confer upon any person or entity other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement, nor any rights, interests or obligations hereunder, may be directly or indirectly assigned, delegated, sublicensed or transferred by any party to this Agreement, in whole or in part, to any other person or entity by operation of law or otherwise, whether voluntarily or involuntarily, without the prior written consent of the parties hereto, and any attempt at same shall be null and void ab initio.

Section 11. Specific Performance. Notwithstanding Section 16 hereof, the parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to any other available remedies, each other party shall be entitled to an injunction restraining any violation or threatened violation of any of the provisions of this Agreement without the necessity of posting a bond or other form of security pending the outcome of any arbitration. Except for Section 16 hereof, each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, New York State Supreme Court in the Borough of Manhattan, for purposes of enforcing such an injunction. In any such action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above court, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper.

Section 12. Descriptive Headings. The descriptive section headings contained herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 13. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a section of this Agreement unless otherwise clearly indicated to the contrary. Whenever the words “include”, “includes” or “including” are used in this

Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The meaning assigned to each term used in this Agreement shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 14. Expenses. Unless otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 15. Notices. Section 12.14 of the Quota Share Reinsurance Agreements shall apply mutatis mutandis.

Section 16. Arbitration. Any right of action hereunder or any dispute between or among the parties hereto arising out of, or relating to the formation, interpretation, performance, or breach of this Agreement, whether such dispute arises before or after termination of this Agreement, shall be submitted to arbitration in accordance with the terms and procedures of Article XI of the Quota Share Reinsurance Agreements.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the Effective Date.

UNITED STATES FIDELITY AND GUARANTY COMPANY

By:	/s/ Samuel G. Liss
Name:	Samuel G. Liss
Title:	Executive Vice President

PACIFIC SELECT PROPERTY INSURANCE COMPANY

By:	/s/ Kevin M. Nish
Name:	Kevin M. Nish
Title:	Chief Executive Officer

GEOVERA INSURANCE COMPANY

By:	/s/ Kevin M. Nish
Name:	Kevin M. Nish
Title:	Chief Executive Officer

USF&G SPECIALTY INSURANCE COMPANY

By:	/s/ Kevin M. Nish
Name:	Kevin M. Nish
Title:	President and Chief Operating Officer